Exhibit 4(e)

AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP

FOR

ATLAS AMERICA PUBLIC #16-2007(B) L.P.

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “ATLAS AMERICA PUBLIC #16-2007(B) L.P.”, CHANGING ITS NAME FROM “ATLAS AMERICA PUBLIC #16-2007(B) L.P.” TO “ATLAS RESOURCES PUBLIC #16-2007(B) L.P.”, FILED IN THIS OFFICE ON THE FIFTH DAY OF JANUARY, A.D. 2007, AT 12 O'CLOCK P.M.

/s/ Harriet Smith Windsor
4212742 8100	Harriet Smith Windsor, Secretary of State
070015524	AUTHENTICATION: 5331275 DATE: 01-05-07

State of Delaware Secretary of State Division of Corporations Delivered 12:00 PM 01/05/2007 FILED 12:00 PM 01/05/2007 SRV 070015524 - 4212742 FILE

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Atlas America Public #16-2007(B) L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows: the name of the Limited Partnership shall be Atlas Resources Public #16-2007(B) L.P.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 3rd day of January, A.D. 2007.

Atlas America Public #16-2007(B) L.P.
By: Atlas Resources, LLC Managing General Partner

/s/ Karen A. Black
Karen A. Black, Vice President - Partnership Administration